SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT
                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



Date of Report (Date of Earliest Event Reported):  January 31, 1998



                              AMERICA ONLINE, INC.
               (Exact Name of Registrant as Specified in Charter)



    Delaware                         0-19836                54-1322110
(State or Other Jurisdiction  (Commission File Number)     (IRS Employer
   of Incorporation)                                      Identification No.)




22000 AOL Way, Dulles, Virginia                      20166
(Address of Principal Executive Offices)           (Zip Code)



Registrant's telephone number, including area code:         (703) 448-8700

Item 2.   Acquisition or Disposition of Assets

     On January 31, 1998 America Online, Inc. ("AOL") completed the acquisition of the worldwide online services business (the "COLS Business") of CompuServe Corporation ("CompuServe") pursuant to the previously announced Purchase and Sale Agreement (the "Agreement") dated as of September 7, 1997 by and among AOL, ANS Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of AOL (prior to the consummation of the Purchase and Sale) ("ANS"), and WorldCom, Inc., a Georgia corporation ("WorldCom"). In a three-way transaction, AOL acquired the COLS Business and $175 million ($162 million in cash after purchase price adjustments made at closing), subject to post-closing adjustments set forth in the Agreement, from WorldCom in exchange for AOL's network services subsidiary, ANS, all of the outstanding capital stock of which was transferred to WorldCom (the "Purchase and Sale").

     Immediately prior to AOL's acquisition of the COLS Business, WorldCom acquired CompuServe pursuant to an Agreement and Plan of Merger by and among H & R Block, Inc., H&R Block Group, Inc., a wholly-owned subsidiary of H&R Block, Inc. (and the majority shareholder of CompuServe prior to the completion of the merger), WorldCom, and Walnut Acquisition Company, LLC, a wholly-owned limited liability company of WorldCom. In addition to the ANS network services business acquired from AOL, WorldCom will retain and operate the network services business of CompuServe.

     Pursuant to the Agreement, AOL purchased the COLS Business and the assets of CompuServe relating to the COLS Business and assumed certain existing and future liabilities and obligations relating to the COLS Business and such assets. In addition to the subscriber base of the COLS Business, AOL acquired assets that included contracts, equipment and other fixed assets and intellectual property. AOL also acquired title to real property and the improvements thereon used by CompuServe in the COLS Business located in Arlington and Dublin, Ohio. Subject to the reorganization of the COLS Business announced on February 9, 1998 and the ongoing review of management, AOL intends to use these properties and assets in the operation of the COLS Business.

     CompuServe Interactive Services, Inc. ("CompuServe Interactive"), a wholly-owned subsidiary of AOL, will be headquartered in Columbus, Ohio and will continue to operate the COLS Business as a separate CompuServe brand with distinctive CompuServe services, including content, email service, features and functionality both domestically and internationally through its foreign subsidiaries.

     In conjunction with this acquisition, AOL's European partner, Bertelsmann AG, paid $75 million to AOL for a 50% interest in the European component of the COLS Business (the "COLS European Business"). Each of AOL and Bertelsmann have invested an additional $25 million to operate the COLS European Business as part of an expanded joint venture between the parties.

     In connection with the Purchase and Sale, AOL has entered into a strategic relationship with WorldCom which will provide AOL with significant network capacity. AOL, WorldCom and ANS have entered into a Master Agreement for Data Communications, and AOL, UUNET Technologies, Inc., a wholly-owned subsidiary of WorldCom, and CompuServe Incorporated, an Ohio corporation and wholly-owned subsidiary of CompuServe, have entered into a Network Services Agreement, each with an initial term ending in December 2002, subject to possible extension by AOL under certain circumstances.

     In addition, Stephen M. Case, the Chairman and Chief Executive Officer of AOL, has agreed to become a member of the Board of Directors of WorldCom.

       The description contained herein of the Purchase and Sale is qualified in its entirety by reference to the Purchase and Sale Agreement (Exhibit 2.1) and the Press Release (Exhibit 99), copies of which are attached hereto or incorporated herein by reference, and by the Financial Statements, Pro Forma Financial Information and Exhibits thereto set forth in Item 7 below.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

       (a) Financial statements of business acquired.

     The audited financial statements of the COLS business as of and for the year ended April 30, 1997 and the unaudited interim financial statements for the periods ended October 31, 1997 and October 31, 1996 will be filed by amendment to this report on or before April 15, 1998.

       (b)  Pro forma financial information.

     On January 31, 1998 America Online, Inc. ("AOL" or the "Company") completed the acquisition of the worldwide online services business (the "COLS Business") of CompuServe Corporation ("CompuServe") pursuant to the previously announced Purchase and Sale Agreement (the "Agreement") dated as of September 7, 1997 by and among AOL, ANS Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of AOL (prior to the consummation of the Purchase and Sale) ("ANS"), and WorldCom, Inc., a Georgia corporation ("WorldCom"). In a three-way transaction, AOL acquired the COLS Business and approximately $162 million in cash (subject to post-closing adjustments set forth in the Agreement) from WorldCom in exchange for AOL's network services subsidiary, ANS, all of the outstanding capital stock of which was transferred to WorldCom (the "Purchase and Sale"). See Item 2 of this Form 8-K for a more detailed description of the transaction.

AOL will account for the acquisition of the COLS business as a purchase business combination under APB 16, "Business Combinations". Due to AOL's continuing involvement with ANS and the interdependence of the Agreements entered into by the parties, the gain on the sale of ANS will be recognized in a manner consistent with guidance prescribed in SFAS No. 28 "Accounting for Sales with Leaseback". The Company has not finalized the actual valuation of the COLS business with regard to purchase accounting, but it expects to generate a gain of approximately $350 million on the sale of ANS which will be deferred and recognized on a straight line basis as a reduction in cost of sales over the term of the Master Agreement for Data Communications as discussed in Item 2 of this Form 8-K.

The unaudited pro forma condensed balance sheet gives effect to the disposition of ANS as of December 31, 1997. The unaudited pro forma condensed statement of operations for the year ended June 30, 1997 and for the six month periods ended December 31, 1997 and 1996 reflects the disposition of ANS as if the disposition had occurred at the beginning of the period presented. The pro forma financial statements reflect the disposition of ANS only, and do not reflect the impact of the entire Agreement entered into by the parties. The financial statements required to be filed for the COLS business pursuant to Item 7 of Form 8-K are not available at this time and will be filed within 60 days as provided for in
Item 7 (a)(4). In addition to those required financial statements, the Company will file the required pro forma financial information to reflect the combined financial impact of the entire Agreement entered into by the parties.

The pro forma information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would actually have occurred if the disposal had been in effect on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and assumptions that the Registrant believes are reasonable in the circumstances. The pro forma information should be read in conjunction with the Company's June 30, 1997 financial statements and notes thereto contained in its Form 10-K dated September 29, 1997.

America Online, Inc.
Pro Forma Condensed Balance Sheet
as of December 31, 1997
(In thousands)
(Unaudited)


                                                America    Pro Forma   Pro Forma
                                                 Online   Adjustments  Combined
                                                             (1)
ASSETS
Current Assets:
     Cash, cash equivalents and short-term
           investments                       $    518,436    $ 2,785    $515,651
     Accounts receivable                          117,848     15,597     102,251
     Prepaid expenses and other current            81,150      7,942      73,208
             assets
            Total current assets                  717,434     26,324     691,110

Property and equipment, net                       336,097     36,947     299,150

Other assets:
     Product development cost, net                 83,635          -      83,635
     Other assets including available-for-        155,097      6,513     148,584
         sale securities
     Deferred income taxes                         48,165          -      48,165
     Goodwill, net                                 42,733     31,325      11,408
Total Assets                                  $ 1,383,161 $  101,109 $ 1,282,052

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Trade accounts payable                    $   68,485   $  4,574   $  63,911
     Other accrued expenses and liabilities       332,660     46,942     285,718
     Deferred revenue                             174,392      3,882     170,510
     Current portion of long-term debt and
        capital lease obligations                   1,971        247       1,724
           Total current liabilities              577,508     55,645     521,863

Notes payable                                     371,391          -     371,391
Deferred income taxes                              48,165          -      48,165
Deferred revenue long-term                         79,384          -      79,384
Minority Interest                                     313          -         313
Other liabilities                                     843          -         843
            Total Liabilities                   1,077,604     55,645   1,021,959

Stockholders' equity
     Preferred stock                                    1          -           1
     Common stock                                   1,042          -       1,042
     Additional paid-in capital                   771,695     45,464     726,231
     Accumulated deficit                        (467,181)          -   (467,181)
         Total stockholders' equity               305,557     45,464     260,093
                                              $ 1,383,161 $  101,109 $ 1,282,052

See accompanying notes to unaudited pro forma condensed financial statements


America Online, Inc.
Pro Forma Condensed Statement of Operations
For the six month period ended December 31, 1997
(In thousands, except per share data)
(Unaudited)


                                          America    Pro Forma   Pro Forma
                                          Online    Adjustments  Combined
                                                        (2)

Revenues                              $1,113,634     $23,742    $1,089,892

Costs and expenses:
   Cost of revenues                      712,987       5,044       707,943
   Marketing                             194,622      14,718       179,904
   Product development                    39,447           -        39,447
   General and administrative            104,974       2,885       102,089
   Amortization of goodwill                3,837       2,202         1,635
   Restructuring charge                   (1,306)          -        (1,306)
   Settlement charge                      (1,009)          -        (1,009)
      Total costs and expenses         1,053,552      24,849     1,028,703

Income (loss) from operations             60,082     (1,107)        61,189

Other income, net                          6,068        507          5,561

Income (loss) before provision
    for income taxes                      66,150       (600)        66,750

Provision for income taxes               (26,218)       228        (26,446)

Net income (loss)                        $39,932      $(372)     $  40,304

Net income per common share - diluted      $0.33     $(0.00)     $    0.33

Net income per common share - basic        $0.39     $(0.00)     $    0.39

Weighted average shares outstanding -    119,376    119,376        119,376
diluted

Weighted average shares outstanding -    102,119    102,119        102,119
basic

See accompanying notes to unaudited pro forma condensed financial statements


America Online, Inc.
Pro Forma Condensed Statement of Operations
For the six month period ended December 31, 1996
(In thousands, except per share data)
(Unaudited)


                                                America   Pro Forma   Pro Forma
                                                Online   Adjustments   Combined
                                                             (2)

Revenues                                      $ 759,394   $ 14,205    $ 745,189

Costs and expenses:
 Cost of revenues                               463,042      2,699      460,343
 Marketing
   Marketing                                    230,977      4,549      226,428
   Write off of deferred subscriber             385,221          -      385,221
acquisition cost
  Product development                            38,339          -       38,339
   General and administrative                    49,261        903       48,358
   Amortization of goodwill                       3,509      2,202        1,307
   Restructuring charge                          48,627          -       48,627
   Settlement charge                             24,300          -       24,300
          Total costs and expenses            1,243,276     10,353    1,232,923

Income (loss) from operations                  (483,882)     3,852     (487,734)

Other income, net                                 1,088          -        1,088

Income (loss) before provision
   for income taxes                            (482,794)      3,852    (486,646)

Provision for income taxes                             -          -           -

Net income (loss)                             $(482,794)    $ 3,852   $(486,646)

Net income per common share - diluted            $(5.15)    $  0.04   $   (5.19)

Net income per common share - basic              $(5.15)    $  0.04   $   (5.19)

Weighted average shares outstanding - diluted     93,727     93,727      93,727

Weighted average shares outstanding - basic       93,727     93,727      93,727

  See accompanying notes to unaudited pro forma condensed financial statements

America Online, Inc.
Pro Forma  Condensed Statement of Operations
Year Ended June 30, 1997
(In thousands, except per share data)
(Unaudited)


                                               America    Pro Forma  Pro Forma
                                                Online   Adjustments  Combined
                                                 (3)         (2)

Revenues                                     $1,685,228   $30,092    $1,655,136

Costs and expenses:
     Cost of revenues                         1,074,051     5,192     1,068,859
     Marketing
        Marketing                               421,866    11,785       410,081
        Write off of deferred subscriber        385,221         -       385,221
            acquisition cost
     Product development                         79,145         -        79,145
     General and administrative                 126,705     1,909       124,796
     Amortization of goodwill                     6,549      4,404        2,145
     Restructuring charge                        48,627          -       48,627
     Contract termination charge                 24,506          -       24,506
     Settlement charge                           24,204          -       24,204
            Total costs and expenses          2,190,874     23,290    2,167,584

Income (loss) from operations                 (505,646)     6,802      (512,448)

Other income, net                                6,299         20         6,279

Income (loss) before provision
   for income taxes                           (499,347)     6,822      (506,169)

Provision for income taxes                           -          -             -

Net income (loss)                            $(499,347)   $ 6,822     $(506,169)

Net income per common share - diluted         $  (4.18)   $  0.06     $   (4.24)

Net income per common share - basic           $  (5.22)   $  0.07     $   (5.29)

Weighted average shares outstanding - diluted  119,376    119,376       119,376

Weighted average shares outstanding - basic     95,607     95,607        95,607

 See accompanying notes to unaudited pro forma condensed financial statements


Notes to the Unaudited Pro Forma Condensed Financial Statements

(1) Reflects the disposition of the ANS assets as if the disposition had taken place on December 31, 1997. The pro forma balance sheet does not reflect the receipt of proceeds for the sale or the deferred gain expected to be generated as a result of the transaction.

(2) The pro forma statements of operations assume that the transaction took place at the beginning of the period presented. The pro forma statements of operations reflects the elimination of all operating costs associated with ANS except for an estimate of the costs associated with operating the network which provides access to the Company's core internet/online service.

     In order to generate third party revenues ANS primarily used the same personnel and network infrastructure that it used to provide access to AOL's internet/online service. Management has made its best estimate of the incremental variable costs it believes ANS incurred to generate third party revenues. General and administrative expenses incurred at ANS, including compensatory stock option charges related to the sale of ANS of approximately $8.9 million, have been allocated to AOL based on the ratio that AOL revenues generated by ANS bear to total ANS revenues on a stand alone basis.

     These pro forma financial statements reflect the disposition of ANS only and therefore, given the nature of the transaction consummated by the parties, is not intended to reflect the future operations of AOL following the disposition of ANS. Management does not believe that these pro forma financial statements accurately reflect the ongoing operations of the Company following the consummation of the transaction with WorldCom. Although, the Company does not expect the costs to operate this portion of its network to increase as a result of the aforementioned transaction.

(3) Certain amounts in the pro forma condensed statement of operations for the year ended June 30, 1997 have been reclassified to conform to current year presentation.

       (c)  Exhibits.

     The following exhibits are filed as part of this Current Report pursuant to
Item 601 of Regulation S-K:


     Exhibit
     Number    Description
     2.1       Purchase and Sale Agreement dated as of September
               7, 1997, by and among America Online, Inc., ANS
               Communications, Inc. and WorldCom, Inc.
               (incorporated herein by reference to Exhibit 2 to the Company's Form 8-K, Commission File No. 0-
               19836, filed September 15, 1997).

     99 Press Release dated February 2, 1998 announcing America Online, Inc.'s purchase of the worldwide online services business of CompuServe Corporation plus the receipt of approximately $175 million of cash in exchange for the sale to WorldCom Inc., of ANS Communications, Inc. and related matters.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   AMERICA ONLINE, INC.



Date:  February 17, 1998           By:  /S/LENNERT J. LEADER
                                   Lennert J. Leader
                                   Senior Vice President, Chief Financial
                                   Officer, Chief Accounting Officer,
                                   Treasurer and Assistant Secretary

                                  EXHIBIT INDEX



     Exhibit
     Number    Description

     99 Press Release dated February 2, 1998 announcing America Online, Inc.'s purchase of the worldwide online services business of CompuServe Corporation plus the receipt of approximately $175 million of cash in exchange for the sale to WorldCom Inc., of ANS Communications, Inc. and related matters.